Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact:	John J. Griffith
Investor Relations Department
(402) 514-5336

Commercial Federal Announces 25% Dividend Increase and 7% Share Repurchase

Total Dividend Increase 39% in 2003

OMAHA, Neb., Nov. 25, 2003—The Board of Directors Commercial Federal Corporation (NYSE: CFB) today announced a 25% increase in its regular quarterly cash dividend to $0.125 per share. The cash dividend is payable January 9, 2004 to shareholders of record on December 26, 2003.

The Board also authorized the repurchase of up to three million shares of the Company’s outstanding common stock, which represents 7% of the 42,381,367 shares outstanding as of September 30, 2003. This repurchase plan is expected to be completed by June 2005.

“The reduction earlier this year in the Federal dividend tax rate made dividend payments a more effective means to return excess capital to our shareholders. The size of the increase in the dividend this year reflects the confidence of the board and management in the direction of the Company,” said William A. Fitzgerald, chairman of the board and chief executive officer.

“The share repurchase program authorized by the Board is the 7th in the past 5 years,” Fitzgerald noted. “The repurchase of shares remains an important strategy in managing the Company’s capital and enhancing long-term shareholder value.”

He concluded, “Commercial Federal continues to focus on managing capital prudently, and on growing our banking franchise and return to shareholders.”

Repurchases can be made at any time in any amount, depending upon market conditions and various other factors. Any repurchase generally will be on the open-market, although privately negotiated transactions are possible.

Commercial Federal Corporation (NYSE:CFB) is the parent company of Commercial Federal Bank, a $12.5 billion federal savings bank that currently operates branches located in Nebraska, Iowa, Colorado, Kansas, Oklahoma, Missouri and Arizona. Commercial Federal operations include consumer and commercial banking services including mortgage origination and servicing, commercial and industrial lending, small business banking, construction lending, cash management, insurance and investment services, and Internet banking.

Certain statements contained in this release are forward-looking in nature. The amount and timing of future cash dividends and share repurchases will depend on the Company’s earnings, cash requirements and financial condition, government regulations, changes in general economic conditions, changes in interest rates, changes in regulations or accounting methods, and price levels and conditions in the public securities markets generally and other factors deemed relevant by the Company’s board of directors.

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